Exhibit 99.1

Itron Announces Record Second Quarter Results

Record Quarter for Revenue and Non-GAAP EPS

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its second quarter and year-do-date period ended June 30, 2008. Financial results for 2008 include Actaris operations for a full quarter and six months while results for 2007 only include Actaris operations from April 18, 2007. Highlights of the quarter and six months ended June 30, 2008 include:

  Quarterly and six-month revenues of $514 million and $992 million;
  Quarterly and six-month non-GAAP diluted EPS of $1.02 and $1.85;
  Quarterly and six-month Adjusted EBITDA of $79 million and $151 million; and
  Quarterly Bookings of $432 million.

“I am pleased to announce our financial results this quarter,” said LeRoy Nosbaum, chairman and CEO. “We made great progress during the last three months on the customer front including the announcement of two major AMI agreements with DTE Energy and San Diego Gas & Electric and we continue to drive profitable financial results as well.”

Operations Highlights – Second Quarter:

Revenues – Total revenues of $514 million for the second quarter of 2008 were $112 million, or 28%, higher than 2007 second quarter revenues of $402 million. Itron North America (INA) revenues of $165 million for the second quarter of 2008 were $23 million, or 16%, higher than the second quarter of 2007. Actaris revenues were $349 million for the second quarter of 2008 compared with $260 million in the second quarter of 2007. Revenues for the electric, gas and water business units were approximately 39%, 32% and 29% of total Actaris revenue.

Gross Margin – Gross margin for the second quarter of 2008 was 34%. This compares with 31% in the second quarter of 2007. Second quarter 2008 INA gross margin of 40% was somewhat lower than 2007 gross margin of 42% in the second quarter of 2007 due to costs associated with the first version AMI meters and increased services costs. Actaris gross margin of 32% was significantly higher than the second quarter 2007 gross margin of 25%. 2008 Actaris gross margin benefitted from a higher proportion of Commercial and Industrial (C&I) meter shipments in the quarter and lower indirect cost of sales. The Actaris acquisition was completed on April 18, 2007 and business combination accounting rules require inventory to be revalued at the sales price, less costs to complete and a reasonable profit allowance for selling effort. The value of the inventory acquired was increased by $16 million in the second quarter of 2007 for this purchase accounting requirement, which resulted in a four percentage point decrease in total gross margin in the quarter ended June 30, 2007.

Operating Expenses – Total operating expenses for the second quarter of 2008 were $140 million compared with $148 million in the second quarter of 2007. Operating expenses in 2007 included $36 million for in-process research and development (IPR&D) related to the Actaris acquisition. INA operating expenses were $45 million, which was comparable with the second quarter of 2007. INA operating expenses as a percentage of revenue were 28%, which was lower than the 32% in 2007, due to the increased revenue and lower amortization of intangibles expense. Actaris operating expenses of $85 million were 24% of revenue. Actaris’ 2007 operating expenses included IPR&D expense. Corporate unallocated expenses of $9.8 million for the second quarter of 2008 were $1.9 million higher than the second quarter of 2007 due to increased compensation and financial integration expenses.

Interest and Other Income (Loss) – Net interest expense of $21 million in the second quarter of 2008 was comparable to the second quarter of 2007. Debt fee amortization expense, which is included in net interest expense, was $4.0 million in the second quarter of 2008 compared with $2.0 million in the second quarter of 2007. The increased amortization in the second quarter was related to the pre-payment of $304 million on our debt. The second quarter of 2008 included other expense of $1.8 million compared with other income of $5.4 million in 2007. The other loss in the second quarter of 2008 was primarily the result of foreign currency fluctuations. Other income in the second quarter of 2007 included a $2.2 million acquisition-related exchange gain and unrealized foreign currency exchange gains.

Income Taxes – Our GAAP tax rate was less than 2% for the second quarter of 2008. The second quarter of 2007 included a $14.8 million GAAP income tax benefit due to a pre-tax loss. The 2008 rate reflects the benefit of certain interest expense deductions and the election under the Internal Revenue Code Section 338 with respect to the Actaris acquisition.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the second quarter of 2008 was $13.1 million, or 37 cents per share, compared with a net loss of $23.9 million, or 79 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $68 million, or 13.2% of revenues, in the second quarter of 2008, compared with $53 million, or 13.3% of revenues, in the second quarter of 2007. Non-GAAP operating income in 2007 excludes acquisition related charges for IPR&D and inventory of $52 million in addition to amortization of intangible asset expense. Non-GAAP net income, which also excludes amortization of debt fees, was $36 million in 2008, compared with $28 million in the 2007 period. Non-GAAP diluted EPS was $1.02 in the 2008 period compared with 89 cents in 2007. Fully diluted shares outstanding in the first quarter of 2008 were approximately 4 million higher than the same period in 2007 due to the equity offering of 3.4 million shares in the second quarter of 2008 and the dilutive effect of our convertible debt, of which our stock did not exceed the conversion price at the same time last year. Non-GAAP net income and diluted EPS in the second quarter of 2008 were benefitted by including results for an entire quarter for Actaris rather than a partial quarter in 2007 due to the timing of closing the acquisition. Our non-GAAP tax rates were 26% and 31% for the second quarter of 2008 and 2007. The lower 2008 rate is due to lower tax rates for Actaris.

“This was the best quarter of performance we have had in the history of the company,” said Nosbaum. “We set records in many categories including revenue, gross profit, non-GAAP operating income, non-GAAP EPS and cash flow from operations. Our operating results combined with the contract announcements are helping to solidify our leadership position in the industry and the market at this exciting time.”

Operations Highlights – Six Months:

Revenues – Total revenues of $992 million for the six months ended June 30, 2008 were $443 million, or 81%, higher than 2007 six-month revenues of $549 million. INA revenues of $315 million for the first six months of 2008 were $31 million, or 11%, higher than the comparable period in 2007. Actaris revenues were $678 million for the first six months of 2008 compared with $266 million in the same period of 2007. Actaris was acquired on April 18, 2007. Revenues for Actaris electric, gas and water business units in the six months were approximately 38%, 31% and 31% of total six-month revenue.

Gross Margin – Gross margin for the first six months of 2008 was 34%, which was the same as the first six months of 2007. INA gross margin of 40% in the first six months of 2008 was less than 2007 gross margin of 43% due to product mix and increased services costs. Actaris gross margin of 32% was much higher than the first six months of 2007 gross margin of 24%. In addition to the absence of acquisition related charges, 2008 Actaris gross margin benefitted from product mix and lower indirect cost of sales.

Operating Expenses – Total operating expenses for the first six months of 2008 were $275 million compared with $200 million in the same period of 2007. INA operating expenses were $87 million, which was comparable with the same period of 2007. INA operating expenses as a percentage of revenue were 28%, which was lower than the 31% in 2007, due to the increased revenue and lower amortization of intangibles expense. Actaris operating expenses of $169 million were 25% of revenue, as compared with $97 million, or 37% of revenue, in the first six months of 2007. Actaris 2007 operating expenses included $36 million of IPR&D expense. Corporate unallocated expenses of $20 million for the first six months of 2008 were $4.3 million higher than 2007 due to increased compensation and financial integration expenses.

Interest and Other Income (Loss) – Net interest expense was $45 million in the first six months of 2008 compared to $20 million in the same period of 2007. The increase in net interest expense was due to the placement of $1.2 billion in debt for the Actaris acquisition in April of 2007. Debt fee amortization expense, which is included in net interest expense, was $5.7 million in the first six months of 2008 compared with $2.7 million in the first six months of 2007. The increased amortization was related to the increased debt payments during the 2008 quarter. The first six months of 2008 included a loss of $1.7 million compared with other income of $6.9 million in 2007. The other loss in the first half of 2008 was primarily the result of foreign currency fluctuations. Other income in 2007 included $3.8 million of acquisition-related foreign exchange gains and unrealized foreign currency exchange gains.

Income Taxes – Our GAAP tax rate was 5.3% for the first six months of 2008. The first six months of 2007 included a $10.5 million GAAP income tax benefit due to a pre-tax loss. The 2008 rate reflects the benefit of certain interest expense deductions and the election under the Internal Revenue Code Section 338 with respect to the Actaris acquisition.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the first six months of 2008 was $16.1 million, or 47 cents per share, compared with a net loss of $16.7 million, or 58 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $126 million, or 12.7% of revenues, in the first six months of 2008, compared with $70 million, or 12.7% of revenues, in the first six months of 2007. Non-GAAP operating income in 2007 excludes acquisition related charges for IPR&D and inventory of $52 million in addition to amortization of intangible asset expense. Non-GAAP net income, which also excludes amortization of debt fees, was $62.9 million in 2008 compared with $39.7 million in the 2007 period. Non-GAAP diluted EPS was $1.85 in the 2008 period compared with $1.34 in 2007. Fully diluted shares outstanding in the first six months of 2008 were more than 4 million higher than the same period in 2007 due to the equity offering of 3.4 million shares in the second quarter of 2007 and the dilutive effect of our convertible debt, of which our stock price did not exceed the conversion price at the same time last year. Non-GAAP net income and diluted EPS in the first six months of 2008 were benefitted by including results for the entire six months for Actaris rather than a partial quarter in 2007 due to the timing of closing the acquisition. Our non-GAAP tax rates were 26% and 33% for the first six months of 2008 and 2007. The lower 2008 rate is due to lower tax rates for Actaris.

Other Financial Highlights:

New Order Bookings and Backlog - New order bookings for the second quarter of 2008 were $432 million, compared with $413 million in the second quarter of 2007, reflecting book-to-bill ratios of .9 to 1 and 1.06 to 1 respectively. New order bookings for the first six months of 2008 were $916 million compared with $531 million in the same six months of 2007. Total backlog was $609 million at June 30, 2008 compared with $656 million at June 30, 2007. Twelve month backlog of $493 million at June 30, 2008 compares with twelve month backlog at June 30, 2007 of $491 million. Approximately $470 million related to a contract that we signed with Southern California Edison in December 2007 is not included in our reported backlog. We will include new order bookings related to this contract and other large AMI contracts as firm purchase orders are received or other conditions are met.

Cash Flows from Operations – Net cash provided by operating activities during the first six months of 2008 was $120 million, which is a new record. This compares with $63 million in the same period in 2007. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the second quarter of 2008 was $79 million compared with $69 million for the same period in 2007. Adjusted EBITDA for the first six months of 2008 was $151 million compared with $92 million in the first six months of 2007.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, changes in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Business Outlook:

The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

For the full year 2008, we expect:

  Revenues between $1.91 billion and $1.95 billion (previous guidance was $1.88 to $1.93 billion);
  Diluted non-GAAP EPS of between $3.35 and $3.50 (previous guidance was $3.25 to $3.45); and
  Adjusted EBITDA in excess of $285 million (previous guidance was in excess of $280 million).

Third quarter 2008 revenue is expected to be between $465 million and $480 million.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on July 30, 2008. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Investor Presentations.” The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode #5261462. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions: as Itron in North America and as Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$513,931	$401,559	$992,407	$549,470
Cost of revenues	337,721	276,845	653,638	363,431
Gross profit	176,210	124,714	338,769	186,039
Operating expenses
Sales and marketing	44,205	34,393	86,171	49,313
Product development	31,471	25,521	60,502	41,342
General and administrative	32,889	27,387	65,912	41,631
Amortization of intangible assets	31,467	25,223	62,719	32,263
In-process research and development	-	35,551	-	35,551
Total operating expenses	140,032	148,075	275,304	200,100

Operating income (loss)	36,178	(23,361)	63,465	(14,061)
Other income (expense)
Interest income	1,460	2,216	2,884	8,305
Interest expense	(22,457)	(22,927)	(47,723)	(28,424)
Other income (expense), net	(1,845)	5,433	(1,657)	6,941
Total other income (expense)	(22,842)	(15,278)	(46,496)	(13,178)

Income (loss) before income taxes	13,336	(38,639)	16,969	(27,239)
Income tax (provision) benefit	(211)	14,759	(891)	10,539

Net income (loss)	$13,125	$(23,880)	$16,078	$(16,700)

Earnings (loss) per share
Basic	$0.40	$(0.79)	$0.51	$(0.58)
Diluted	$0.37	$(0.79)	$0.47	$(0.58)

Weighted average number of shares outstanding
Basic	32,796	30,068	31,746	28,641
Diluted	35,325	30,068	34,041	28,641

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Itron North America	$164,650	$141,977	$314,860	$283,668
Actaris	349,281	259,582	677,547	265,802
Total Company	$513,931	$401,559	$992,407	$549,470

Gross profit
Itron North America	$65,932	$60,270	$124,500	$120,922
Actaris	110,278	64,444	214,269	65,117
Total Company	$176,210	$124,714	$338,769	$186,039

Operating income (loss)
Itron North America	$20,536	$15,010	$37,913	$33,474
Actaris	25,417	(30,523)	45,115	(32,228)
Corporate unallocated	(9,775)	(7,848)	(19,563)	(15,307)
Total Company	$36,178	$(23,361)	$63,465	$(14,061)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Unit Shipments	(in thousands)
Total meters (with and without AMR)
Electricity - Itron North America	1,325	1,175	2,625	2,325
Electricity - Actaris	1,850	1,625	3,700	1,625
Gas	1,075	775	1,975	775
Water	2,275	1,850	4,600	1,850
Total meters	6,525	5,425	12,900	6,575

AMR units (Itron and Actaris)
Meters with AMR	1,375	900	2,700	1,400
AMR modules	1,225	1,150	2,300	2,350
Total AMR units	2,600	2,050	5,000	3,750

Meters with other vendors' AMR	150	175	400	425

We changed our management structure with the acquisition of Actaris on April 18, 2007 to reflect two operating segments. On January 1, 2008, we made additional refinements to these two operating segments as we continue to integrate the Actaris acquisition and realign our operations. The information presented for the three and six month periods ending June 30, 2007 reflects the restatement of our segment operating results based on this realignment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At June 30,	At December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$152,179	$91,988
Accounts receivable, net	356,328	339,018
Inventories	201,282	169,238
Deferred income taxes, net	5,642	10,733
Other	51,482	42,459
Total current assets	766,913	653,436

Property, plant and equipment, net	335,322	323,003
Prepaid debt fees	15,868	21,616
Deferred income taxes, net	133,614	75,243
Other	20,053	15,235
Intangible assets, net	595,147	695,900
Goodwill	1,416,305	1,266,133
Total assets	$3,283,222	$3,050,566

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade payables	$243,612	$198,997
Accrued expenses	65,620	57,275
Wages and benefits payable	83,109	70,486
Taxes payable	18,251	17,493
Current portion of long-term debt	356,341	11,980
Current portion of warranty	23,693	21,277
Deferred income taxes, net	1,716	5,437
Unearned revenue	30,374	20,912
Total current liabilities	822,716	403,857

Long-term debt	915,180	1,578,561
Warranty	18,491	11,564
Pension plan benefits	66,325	60,623
Deferred income taxes, net	185,689	173,500
Other obligations	49,417	63,659
Total liabilities	2,057,818	2,291,764

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	935,464	609,902
Accumulated other comprehensive income, net	251,630	126,668
Retained earnings	38,310	22,232
Total shareholders' equity	1,225,404	758,802
Total liabilities and shareholders' equity	$3,283,222	$3,050,566

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2008	2007

Operating activities
Net income (loss)	$16,078	$(16,700)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	89,466	47,156
In-process research and development	-	35,551
Employee stock plans income tax benefit	-	5,773
Excess tax benefits from stock-based compensation	-	(5,029)
Stock-based compensation	8,026	5,849
Amortization of prepaid debt fees	5,885	2,813
Deferred income taxes, net	(14,421)	(30,133)
Other, net	432	394
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,186)	(12,604)
Inventories	(32,158)	17,983
Trade payables, accrued expenses and taxes payable	39,562	25,811
Wages and benefits payable	12,481	(7,299)
Unearned revenue	9,975	(4,348)
Warranty	3,035	391
Effect of foreign exchange rate changes	2,986	-
Other, net	(5,712)	(2,689)
Net cash provided by operating activities	120,449	62,919

Investing activities
Proceeds from the maturities of investments, held to maturity	-	35,000
Acquisitions of property, plant and equipment	(28,966)	(18,306)
Business acquisitions, net of cash and cash equivalents acquired	(95)	(1,715,626)
Other, net	1,379	5,897
Net cash used in investing activities	(27,682)	(1,693,035)

Financing activities
Proceeds from borrowings	-	1,159,027
Payments on debt	(350,749)	(2,890)
Issuance of common stock	317,536	236,220
Excess tax benefits from stock-based compensation	-	5,029
Prepaid debt fees	(207)	(23,058)
Other, net	140	-
Net cash (used in) provided by financing activities	(33,280)	1,374,328

Effect of exchange rate changes on cash and cash equivalents	704	256
Increase (decrease) in cash and cash equivalents	60,191	(255,532)
Cash and cash equivalents at beginning of period	91,988	361,405
Cash and cash equivalents at end of period	$152,179	$105,873

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release dated July 30, 2008 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures” information following.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization of intangible asset expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Non-GAAP operating income:
GAAP operating income (loss)	$36,178	$(23,361)	$63,465	$(14,061)
Amortization of intangible assets	31,467	25,223	62,719	32,263
In-process research and development	-	35,551	-	35,551
Purchase accounting adjustment - inventory	-	16,023	-	16,023
Non-GAAP operating income	$67,645	$53,436	$126,184	$69,776

Non-GAAP net income:
GAAP net income (loss)	$13,125	$(23,880)	$16,078	$(16,700)
Amortization of intangible assets	31,467	25,223	62,719	32,263
Amortization of debt placement fees	3,967	1,964	5,749	2,706
In-process research and development	-	35,551	-	35,551
Purchase accounting adjustment - inventory	-	16,023	-	16,023
Income tax effect of non-GAAP adjustments	(12,567)	(27,200)	(21,681)	(30,175)
Non-GAAP net income	$35,992	$27,681	$62,865	$39,668

Non-GAAP diluted EPS	$1.02	$0.89	$1.85	$1.34

Weighted average number of shares outstanding - Diluted	35,325	31,248	34,041	29,621

Adjusted EBITDA:
GAAP net income (loss)	$13,125	$(23,880)	$16,078	$(16,700)
Interest income	(1,460)	(2,216)	(2,884)	(8,305)
Interest expense	22,457	22,927	47,723	28,424
Income tax provision (benefit)	211	(14,759)	891	(10,539)
Depreciation and amortization	45,148	35,696	89,466	47,156
In-process research and development	-	35,551	-	35,551
Purchase accounting adjustment - inventory	-	16,023	-	16,023
Adjusted EBITDA	$79,481	$69,342	$151,274	$91,610

CONTACT:
Itron, Inc.
Deloris Duquette, 509-891-3523
Vice President, Investor Relations and Corporate
Communications
deloris.duquette@itron.com